As filed with the Securities and Exchange Commission on July 6, 2007

811-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Claymore Emerging Markets Opportunities Fund

Address of Principal Business Office:

2455 Corporate West Drive

Lisle, Illinois 60532

Telephone Number:

(630) 505-3700

Name and address of agent for service of process:

Nicholas Dalmaso

Claymore Advisors, LLC

2455 Corporate West Drive

Lisle, Illinois 60532

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [ X ] NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 6th day of July, 2007.

CLAYMORE EMERGING MARKETS OPPORTUNITIES FUND

By:	/s/ Nicholas Dalmaso
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Nicholas Dalmaso
Sole Trustee

Attest:	/s/ Nicholas Dalmaso
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Nicholas Dalmaso
Sole Trustee

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